Exhibit 99.1

[News release]

Media Contact:	Investor Contact:
Vibha Agrawal	Vince Keenan
610-712-1737 (office)	610-712-1733 (office)
908-256-6234 (cellular)	vkeenan@agere.com
vagrawal@agere.com

AGERE SYSTEMS INCREASES REVENUE BY 18 PERCENT IN FIRST QUARTER OF FISCAL 2004

•	Revenues increase 18 percent over year-ago quarter, 2 percent sequentially

•	Company posts pro forma profitability of $0.01 per share

•	GAAP net loss is $0.02 per share, due to decommissioning costs and acquisition-related IPRD charges

•	Continued improvement in financial performance, with fourth consecutive quarter of increase in revenue, and second consecutive quarter of positive operating cash flow

FOR RELEASE: TUESDAY, JANUARY 27, 2004

     ALLENTOWN, Pa. — Agere Systems (NYSE: AGR.A, AGR.B) today reported that revenues for its first quarter of fiscal 2004, ended December 31, 2003, were $516 million, up 18 percent from revenues in the year-ago quarter, and up 2 percent sequentially, exceeding the company’s guidance. The increase over the year-ago quarter was driven by a 33 percent growth in the company’s Client Systems business, with strength in sales of chips for mobile phones, hard disk drives and other PC-related applications.

     The company reported a GAAP net loss of $39 million, or $0.02 per share, which included a restructuring charge of $47 million, a majority of which was related to the decommissioning of Agere’s former manufacturing facilities, and a purchased in-process R&D charge of $13 million related to the company’s recent acquisition of TeraBlaze, Inc. This was an improvement of $0.07 per share over the year-ago quarter net loss of $146 million or $0.09 per share. The company reported earnings of $11 million or $0.01 per share in the September quarter.

     The company was profitable on a pro forma net income basis, with earnings of $22 million, or $0.01 per share in the December quarter, compared to a pro forma net loss of $121 million, or $0.07 per share in the year-ago quarter, and pro forma net income of $47 million, or $0.03 per share in the September quarter.

     Pro forma net income excludes gain or loss from the sale of, and income or loss from, discontinued operations; net restructuring and other charges; purchased in-process research and development charges related to acquisitions; amortization of acquired intangible assets; net gain or loss from the sale of operating assets and cumulative effect of an accounting change.

     The company also reported positive cash flow from operations, less capital expenditures, of $64 million before restructuring, and $27 million including restructuring. The company improved cash and cash in trust by $7 million sequentially to $772 million, the company’s fourth consecutive quarterly increase.

     “We delivered another strong quarter, with better-than-expected revenues, improved gross margins, pro forma profitability and positive cash flow,” said John Dickson, president and CEO, Agere Systems. “With the recent acquisition of TeraBlaze, we are continuing to invest strategically in such high-growth areas as Gigabit Ethernet that present attractive revenue opportunities for Agere.

     “Our broad portfolio mix has enabled us to deliver four consecutive quarters of revenue growth. Looking out to the next quarter, we expect our revenues to hold steady even in a quarter where PC-related applications are typically down, as we begin to see sustained improvement in demand for products for wireless and wireline infrastructure. We are also pleased that we expect to be both profitable and cash flow positive in the next quarter,” added Dickson.

Results by Segment

     The Client Systems Group reported revenues of $398 million for the December quarter, up 33 percent over the year-ago quarter and 4 percent sequentially, driven by growth in chips for mobile phones and hard disk drives.

     The Infrastructure Systems Group reported revenues of $118 million, down 13 percent from the year-ago quarter and 4 percent sequentially. The sequential decline was due to a decrease in revenues from intellectual property licensing and mature telephony products, partially offset by an increase in sales of the company’s wireline and wireless infrastructure products.

     Recent highlights for the company include:

•	Acquisition of TeraBlaze, a privately held developer of Gigabit Ethernet switching semiconductor solutions. The acquisition will enable Agere to provide single-chip solutions for enterprise networking applications. Combined with the company’s earlier acquisition of Massana Limited, this acquisition advances the company’s strategy to serve the fast-growing Gigabit Ethernet market.

•	Announcement of two major customers for the company’s high-performance radio frequency (RF) power transistors. NEC, one of the world’s largest wireless equipment suppliers, will use Agere’s transistors in its third-generation (3G) wireless base station equipment. In addition, Sewon Teletech, Inc., will utilize Agere’s RF transistors to boost the performance of its next-generation wireless equipment. Sewon is the largest supplier of power amplifiers to wireless equipment manufacturers in Korea.

•	Introduction of a new Class 10 EDGE wireless chip set that is 20 percent smaller than competitive offerings, delivering the industry’s smallest and fastest EDGE silicon solution for high-speed mobile phones.

•	Announcement that Agere’s WaveLAN™ 802.11a/b/g multimode wireless networking chip set will deliver twice the range of competing solutions with consistently higher data throughput. Agere demonstrated this solution at the Consumer Electronics Show in Las Vegas.

•	Announcement of the industry’s first single-chip controller for inkjet and thermal fax applications. This solution integrates up to eight separate components, providing up to 50 percent reduction in costs for new inkjet designs.

•	Co-development with Maxtor of a serial ATA (SATA) system-on-a-chip solution, which is being used in Maxtor’s next-generation MaxLine™ and DiamondMax® SATA hard drives. These drives from Maxtor target enterprise, desktop and consumer electronics markets.

•	Agreement with Huawei Technologies to provide traffic management solutions for the company’s digital subscriber line access multiplexer (DSLAM) equipment.

Outlook

     The company expects revenues in the March quarter to be about flat with the December quarter, and expects to post profitability, with both GAAP and pro forma net income expected to be in the range of $0.01 to $0.02 per share.

4

Earnings Webcast

     Agere Systems will host a conference call today at 8:30 a.m. EST to discuss its financial results. To listen to the conference call via the Internet, visit http://www.agere.com/webcast. Subsequent to the conference call, a replay will be available at the same web address.

     Agere Systems is a premier provider of advanced integrated circuit solutions for wireless data, high-density storage and multiservice networking applications. Agere’s wireless data portfolio enables seamless network access and Internet connectivity through its GPRS offering for data-capable cellular phones, as well as Wi-Fi/802.11 solutions for wireless LANs and computing applications. The company is the market leader in providing integrated circuits for the hard disk drive market, with number one positions in sales of system-on-a-chip solutions and preamplifiers. Agere also provides custom and standard multiservice networking solutions to move information across wired, wireless and enterprise networks. Agere’s customers include the leading PC manufacturers, wireless terminal providers, network equipment suppliers and hard-disk drive providers. For more information, visit Agere’s web site at http://www.agere.com

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This release contains forward-looking statements based on information available to Agere as of the date hereof. Agere’s actual results could differ materially from the results stated or implied by such forward-looking statements due to a number of risks and uncertainties. These risks and uncertainties include, but are not limited to, the impact of any global or regional health epidemic, such as severe acute respiratory syndrome, keeping pace with technological change, dependence on new product development, price and product competition, availability of manufacturing capacity, customer demand for our products and services, general industry and market conditions, timely completion of employment reductions and other restructuring and consolidation activities, limits on our ability to issue equity to raise capital and reliance on major customers and suppliers. For a further discussion of these and other risks and uncertainties, see our annual report on Form 10-K for the fiscal year ended September 30, 2003. Agere disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Agere Systems Inc.
Unaudited Condensed Consolidated Statements of Operations
(Dollars in millions except per share amounts)

	Quarter Ended

	Dec 31	Sep 30	Dec 31
	2003	2003	2002

Revenue	$516	$504	$436
Costs	285	290	323

Gross profit - $	231	214	113
Gross profit — %	44.8%	42.5%	25.9%
Operating Expenses
Selling, general and administrative	76	67	73
Research and development	119	107	127
Amortization of acquired intangible assets	2	1	2
Purchased in-process research and development	13	—	—
Restructuring and other charges — net	47	32	25
Gain on sale of operating assets — net	(1)	(8)	—

Total operating expenses	256	199	227

Operating Income (Loss)	(25)	15	(114)
Other income — net	1	3	3
Interest expense	12	12	13

Income (loss) from continuing operations before income taxes	(36)	6	(124)
Provision (benefit) for income taxes	3	(16)	24

Income (loss) from continuing operations	(39)	22	(148)

Income (loss) from discontinued operations	—	(11)	7

Income (loss) before cumulative effect of accounting change	(39)	11	(141)
Cumulative effect of accounting change — net of taxes	—	—	(5)

Net Income (Loss)	$(39)	$11	$(146)

Basic and diluted income (loss) per share information:
Income (loss) from continuing operations	$(0.02)	$0.01	$(0.09)
Income (loss) from discontinued operations	—	—	—

Income (loss) before cumulative effect of accounting change	(0.02)	0.01	(0.09)
Cumulative effect of accounting change	—	—	—

Net Income (loss)	$(0.02)	$0.01	$(0.09)

Weighted average shares outstanding—basic (in millions)	1,697	1,686	1,648

Weighted average shares outstanding—diluted (in millions)	1,697	1,706	1,648

Agere Systems Inc.
Unaudited Pro Forma Results of Operations
(Dollars in millions except per share amounts)

	Quarter Ended

	Dec 31	Sep 30	Dec 31
	2003	2003	2002

Revenue
Client	$398	$381	$300
Infrastructure	118	123	136

Total Revenue	516	504	436
Gross Profit — $ *
Client	155	135	37
Infrastructure	76	79	76

Total Gross Profit — $	231	214	113
Gross Profit — %
Client	38.9%	35.4%	12.3%
Infrastructure	64.4%	64.2%	55.9%

Total Gross Profit — %	44.8%	42.5%	25.9%
Operating Expenses Included in Pro Forma Results
Selling, general and administrative	76	67	73
Research and development	119	107	127

Pro Forma Operating Income (Loss)
Client	40	36	(76)
Infrastructure	(4)	4	(11)

Total Pro Forma Operating Income (Loss)	36	40	(87)
Other income — net	1	3	3
Interest expense	12	12	13
Provision (benefit) for income taxes	3	(16)	24

Pro Forma Net Income (Loss)	$22	$47	$(121)

Pro Forma Net Income (Loss) per share	$0.01	$0.03	$(0.07)

Weighted average shares outstanding—basic (in millions)	1,697	1,686	1,648

Weighted average shares outstanding—diluted (in millions)	1,697	1,706	1,648

Reconciliation of Pro Forma Operating Income (Loss) to Operating Income (Loss)
Pro Forma Operating Income (Loss)	$36	$40	$(87)
Amortization of acquired intangible assets	2	1	2
Purchased in-process research and development	13	—	—
Restructuring and other charges — net	47	32	25
Gain on sale of operating assets — net	(1)	(8)	—

Operating Income (Loss)	$(25)	$15	$(114)

Reconciliation of Pro Forma Net Income (Loss) to Net Income (Loss)
Pro Forma Net Income (Loss)	$22	$47	$(121)
Amortization of acquired intangible assets	2	1	2
Purchased in-process research and development	13	—	—
Restructuring and other charges — net	47	32	25
Gain on sale of operating assets — net	(1)	(8)	—
Income (loss) from operations of discontinued business — net of taxes	—	(11)	7
Cumulative effect of accounting change — net of taxes	—	—	(5)

Net Income (Loss)	$(39)	$11	$(146)

* Gross Profit includes $6, $17 and $25 of cost associated with restructuring activities for the three months ended December 31, 2003, September 30, 2003, and December 31, 2002, respectively.

Agere Systems Inc.
Unaudited Condensed Consolidated Balance Sheets
(Millions)

	Dec 31	Sep 30
	2003	2003

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$756	$744
Cash held in trust	16	21
Trade receivables	232	265
Inventories	120	122
Other current assets	76	52

TOTAL CURRENT ASSETS	1,200	1,204
Property, plant and equipment — net	743	778
Goodwill	119	109
Acquired intangible assets — net	11	13
Other assets	239	284

TOTAL ASSETS	$2,312	$2,388

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$210	$245
Short-term debt	172	195
Other current liabilities	578	582

TOTAL CURRENT LIABILITIES	960	1,022
Long-term debt	440	451
Other liabilities	403	404

TOTAL LIABILITIES	1,803	1,877

STOCKHOLDERS’ EQUITY	509	511

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,312	$2,388

Agere Systems Inc.
Unaudited Cash Flow Measures
Three Months Ended December 31, 2003
(Millions)

		Restructuring
	Ongoing	and Related
	Operations	Activities	Total

OPERATING ACTIVITIES
Gross profit (loss)	$237	$(6)	$231
Total operating expenses	209	47	256
Other income — net	1	—	1
Interest expense and provision for income taxes	15	—	15

Net income (loss)	14	(53)	(39)
Adjustments to reconcile net income (loss) to net cash provided (used) by operating activities:
Restructuring expense — net of cash payments	—	22	22
Depreciation and amortization	55	5	60
Other operating activities	8	(4)	4

NET CASH PROVIDED (USED) BY OPERATING ACTIVITIES	77	(30)	47
INVESTING ACTIVITIES
Capital expenditures	(13)	(7)	(20)
Other investing activities	6	—	6

NET CASH USED BY INVESTING ACTIVITIES	(7)	(7)	(14)

FINANCING ACTIVITIES
Other financing activities	(21)	—	(21)

NET CASH USED BY FINANCING ACTIVITIES	(21)	—	(21)

Net increase (decrease) in cash and cash equivalents	49	(37)	12

Cash and cash equivalents at beginning of period	—	—	744
Cash and cash equivalents at end of period	$—	$—	$756

Net Cash provided (used) by Operating Activities	$77	$(30)	$47
Capital Expenditures	(13)	(7)	(20)

Net Cash provided (used) by Operating Activities and Capital Expenditures	$64	$(37)	$27

Agere Systems Inc.
Unaudited Net Income Per Share Guidance

Quarter Ending

Mar 31
2004

Reconciliation of Pro Forma Net Income Per Share to Net Income Per Share
Pro Forma Net Income (High End of Range)	$0.02
Pro Forma Net Income (Low End of Range)	$0.01

Restructuring and other charges — net	0.00
Gain (loss) on sale of operating assets — net	0.00
Amortization of acquired intangible assets	0.00

0.00

Net Income (High End of Range)	$0.02
Net Income (Low End of the Range)	$0.01